Exhibit 99.1

          Telular Corporation Announces $9 Million Contract; Wireless
                  Phones Provide Residential Telephone Service

    VERNON HILLS, Ill.--(BUSINESS WIRE)--Oct. 26, 2004--Telular Corporation (Nasdaq:WRLS) today announced a new $9 million contract with Cellpoint, a Telular distribution partner in Latin America, for the supply of fixed wireless products. Telular and Cellpoint have previously completed contracts totaling $12 million in the region.
    "We are very excited with this latest opportunity to provide more wireless deskphones to customers in Latin America, which has been one of Telular's most important and fastest growing markets," said Ken Millard, chairman and chief executive officer for Telular Corporation. "Wireless Local Loop programs continue to grow throughout Latin America as a real alternative to wireline phone service."
    Telular's fixed cellular products are used throughout the world primarily for basic wireless communications services, often referred to as Wireless Local Loop (WLL), as well as enterprise applications and public telephony. Landline systems in many parts of the world are often deficient, unavailable, or simply too costly to deploy. Based on Telular's patented RJ-11-to-cellular interface technology, Telular's products offer reliable, cost-effective, and immediate telephone access via existing cellular networks using familiar telephone equipment.

    About Telular Corporation

    Telular Corporation is a leader in the design and manufacturing of wireless products. Telular's proprietary telecommunications interface technology enables standard phones, fax machines, computer modems or monitored alarm systems to utilize available cellular wireless service for either primary or back-up telecommunications. Their product lines incorporate the world's leading cellular standards (CDMA, GSM, TDMA, AMPS) and are marketed worldwide. Headquartered in Vernon Hills, Illinois, Telular has regional sales offices in Atlanta, Miami, London, Singapore, Beijing, Mexico City and Johannesburg. For further company information, visit Telular at http://www.telular.com.

    Please be advised that some of the information in this release presents the Company's intentions, beliefs, judgments and expectations of the future and are forward-looking statements. It is important to note that the Company's actual results could differ materially from these forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the fiscal year ended September 30, 2003. Copies of these filings may be obtained by contacting the Company or the SEC.



    CONTACT: Telular Corporation
             Jeffrey Krevitt, 847-247-9400
             jkrevitt@telular.com
             or
             The Hoffman Agency for Telular
             Melissa Durkin, 408-975-3031
             mdurkin@hoffman.com